AGREEMENT WITH RESPECT TO SCHEDULE 13D

         The undersigned hereby agree that any Statement on Schedule 13D to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to securities of Quanta Services, Inc., a Delaware corporation, may be filed by UtiliCorp United Inc., a Delaware corporation, on behalf of all of the undersigned.

         IN WITNESS THEREOF, the undersigned have caused this Agreement to be executed in counterparts by their duly authorized signatories, or in their individual capacity as the case may be, as of the 30th day of September, 1999.


                                         UtiliCorp United Inc.

                                         By: /s/ Dale J. Wolf
                                         Name:  Dale J. Wolf
                                         Title: Secretary


                                        /s/ Robert K. Green
                                            Robert K. Green